Exhibit 10.1

February 4, 2022

Jeffery D. Ansell

Re:	Agreement and General Release

Dear Mr. Ansell:

In exchange for the consideration described in this Agreement and General Release, and intending to be legally bound, Stanley Black & Decker, Inc. and its subsidiaries (collectively, the “Company”) and you agree as follows. The Company and you are sometime referred to as a “Party” or the “Parties.”

1. Your employment with the Company ended effective February 4, 2022 (“Last Day Worked”).

2. You will be paid your current salary through your Last Day Worked.

3. The Company shall continue to provide your current medical, dental, vision, Health Care Flexible Spending Account and/or Group Legal coverage through the last day of the month of your Last Day Worked, provided you continue to make any required contributions. At that time, you shall have the same COBRA rights commonly provided terminating employees, and you will be sent all of the necessary COBRA election materials by our COBRA administrator so that you can make your COBRA election decision.

4. The Company shall continue to provide your current Basic Life and Basic Accidental Death and Dismemberment insurance through the end of the month of your Last Day Worked. You may also continue to receive your current level of Supplemental Employee and Dependent Life insurance, and Accidental Death and Dismemberment coverage, through the end of the month of your Last Day Worked, provided you continue to make the required contributions. You will then be eligible to convert your Life insurance coverage in accordance with the terms of the plans.

5. The Company shall continue to provide your current short and long-term disability (“LTD”) benefits through your Last Day Worked. At that time, you will have the opportunity to continue your Individual LTD benefit or convert a portion of the Group LTD benefit, according to the terms of the policies, provided you pay the required premium(s). You may convert the Group Executive LTD benefit at group conversion rates determined by the insurance company, up to the lesser of your monthly group benefit amount or a maximum benefit of $4,000 per month, if you have been covered by the plan for the last 12 months. When you continue the Individual policy and/or convert the group LTD benefit, you are required to pay the premiums directly to the insurance company. To convert your group LTD benefit, you must complete an application and send your first premium within 60 days of your Last Day Worked to the insurance company. To continue the Individual LTD policy, you need to sign a continuation letter and pay the premium. For more information, please contact the Company’s Executive Disability insurance agent at (860) 761-9790.

6. If applicable, you may remain a participant in the Executive Life Insurance Plan through the end of the calendar quarter coincident or next following your Last Day Worked. After the Company has made the final quarterly premium payment, you may continue your life insurance coverage at your own expense. For more information, please contact the Company’s Executive Life insurance agent at (860) 731-5566.

7. In accordance with the Company’s benefit plans, you will receive the salary and other items identified in Sections 2 through 6 regardless of whether you sign this Agreement and General Release.

8. If you sign and do not revoke this Agreement and General Release, and comply with all aspects of this Agreement and General Release, then:

a.

If you have been a participant in the Company Employee Stock Purchase Plan, you may continue to hold any stock in your employee account through the Plan’s transfer agent, even after your Last Day Worked, and sell any such stock at any time after your Last Day Worked.

b.	You may exercise any options, and retain any restricted stock units, that have vested as of your Last Day Worked, in accordance with the terms of the applicable equity plans.

9. Except for the matters addressed in Sections 2 through 6 of this Agreement and General Release, you acknowledge and agree that you have received and been fully compensated for all wages, commissions, bonuses, paid time off, leave, expenses and/or any other payments and/or benefits to which you are or believe you may be entitled, including those wages and benefits governed by the Fair Labor Standards Act and the Family and Medical Leave Act, as a result of your employment with the Company. In addition, you acknowledge that you have been reimbursed for all expenses or costs incurred during your employment with the Company.

10. Other than as explicitly provided in this Agreement and General Release, the Company shall not award or pay, or cause to be awarded or paid, any equity, stock options, money, severance or benefits to you or for your benefit.

11. You acknowledge that termination of your employment on the Last Day Worked is a termination for purposes of the Company stock awards, stock units and stock option plans, including but not limited to the Stanley Black & Decker 2018 Omnibus Award Plan, the Stanley Black & Decker 2013 Long-Term Incentive Plan, any Management Incentive Compensation Plan, or award document, and that all stock awards, stock units or stock options granted to you under those plans, any amendments to those plans, or otherwise, that have not vested as of your Last Day Worked are forfeited.

12. You understand and agree that you would not receive the consideration specified in this Agreement and General Release except for your execution of this Agreement and General Release and your fulfillment of the promises contained herein.

13. You and your agents, representatives, executors, administrators, personal representatives, heirs, successors, assigns and attorneys unconditionally release the Company and their respective directors, officers, employees, agents, representatives, successors, predecessors, assigns, attorneys, insurers, employee benefit plans and fiduciaries (collectively, the “Released Parties”), from all possible claims, complaints, demands, causes of action, lawsuits, arbitrations, grievances, damages, compensation, bonuses, severance, equity, stock, stock options, stock units, fees, costs, expenses, liability, or relief of any kind, whether known or unknown, absolute or contingent, or asserted or un-asserted, arising from the beginning of time until the date you sign this Agreement and General Release (collectively, “Claims”), including but not limited to: (a) all Claims arising out of or from your employment with the Company, the terms or conditions of that employment, or the termination of that employment, under all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of express or implied contract, and (b) all Claims under your January 23, 2020 employment agreement, and/or the termination of that agreement, state wage and hour laws, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, the Rehabilitation Act, Title VII of the Civil Rights Act of 1964, the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Family Medical Leave Act, the False Claims Act, the National Labor Relations Act, the Labor Management Relations Act, the Labor Management Reporting and Disclosure Act, all amendments to such Acts, and all other federal, state and local laws prohibiting employment discrimination or retaliation, or protecting whistleblowing, and any other Claim alleging discrimination based on disability, religion, sex, gender identity, race, age, retaliation, mental status, genetic information or any other legally protected category.

14. The general release and waiver set forth in the preceding Section shall exclude: (a) the rights and obligations contained in or provided for under this Agreement and General Release; (b) any Claims relating to accrued and vested rights under a retirement plan; (c) any right or entitlement that you are not allowed by applicable law to waive or release; (d) any right you have to file, cooperate in or participate in a charge, complaint or proceeding with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local agency, commission or body (collectively, “Government Agencies”); and (e) any Claim that may arise only after the execution of this Agreement and General Release.

15. Nothing in this Agreement and General Release limits your right to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, with or without notice to the Company.

16. You represent and warrant that you have not filed, directly or indirectly, or caused to be filed, any Claims against the Released Parties in any forum, including federal, state, or local court, in any arbitration, grievance, or any administrative proceeding with any Government Agencies, and that you have not assigned to any other person or entity any Claim you may have against any Released Party.

17. You represent and warrant that you are not aware of or have already fully disclosed in writing to the Company’s General Counsel any information that could give rise to a claim or cause of action by you or any other person or entity against any Released Party, including without limitation any knowledge of fraud or suspected fraud, overpayments or suspected overpayments, false or misleading statements or suspected false or misleading statements, improper or erroneous financial reporting, violations or suspected violations of any law or regulation, or other irregularities, or any violations of Company policies, procedures, or the Company Code of Business Ethics.

18. With respect to any secret or confidential information obtained by you during your employment at the Company, you will not disclose or use for any purpose any such secret or confidential information. For purposes of this Agreement and General Release, secret or confidential information includes any invention, innovation, patent application, trade secret, process, technique, formula, recipe, drawing, apparatus, machine or equipment, method for or result of cost calculation, financial report, marketing plan, business plan, customer or supplier information, result of any investigation or experiment made by or on behalf of the Company, and any sales, production or other competitive information, and any information designated as confidential, acquired by you during the course of your employment by the Company and all other information that the Company itself does not disclose to the public. You may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

19. You further agree that any work, design, discovery, invention or improvement conceived, made, developed or received by you during the period of your employment with the Company, which relates to the actual or anticipated (as of the date hereof) business, operations or research of the Company, including but not limited to any process, art, machine, manufacture, materials or composition of matter, which could be manufactured or used by the Company, whether patentable or not, is the sole property of the Company. The terms invention and improvement as used herein, in addition to their customary meaning, shall mean creative concepts and ideas relating to advertising, marketing, promotional and sales activities.

a.

You further state that you have assigned or hereby do assign to the Company or its designee all right, title and interest worldwide in any or to any idea, work, design, discovery, invention or improvement made or created during your employment at the Company and to any application for letters patent or for trademark registration made thereon, and to any common law or statutory copyright therein, and that you will cooperate with the Company in order to enable it to secure any patent, trademark, copyright, or other property right therefor in the United States or any foreign country, and any division, renewal, continuation or continuation-in-part thereof, or for any reissue of any patent issued thereon.

b.

You also agree that the Company has all rights to, possession of, and all title in and to, all electronic files, papers, documents and drawings, including copies thereof, which you may have originated or which came into your possession during your employment with the Company and which related to the business of the Company, regardless of whether such electronic files, papers, documents and drawings were kept at your office, at your home or somewhere else, except for any personnel, benefit or compensation information of a personal nature and any general business reference materials or documents which do not contain any confidential or proprietary information.

c.	This Section is not to be construed as a covenant not to compete.

20. You shall, within two (2) business days of signing this Agreement and General Release, return to the Company all Company property and documents, including electronic devices and electronically stored documents, and certify in writing that you have done so.

21. You and the Company are parties to an Employee Restrictive Covenant Agreement you signed on April 17, 2012 (the “RCA”), as modified by your January 23, 2020 employment agreement. The Parties hereby further modify the RCA by deleting RCA Section 3.4 in its entirety and inserting the following:

3.4 Non-Competition. During the term of this Agreement and for a period of two (2) years after Employee’s employment with SBD is terminated, Employee shall not, within the Restricted Area, directly or indirectly, on behalf of Employee or any other person, business or entity, compete with SBD. For purposes of this Agreement, “compete” means participating in the management, planning, research, development, or sale of any products or services similar to or competitive with the products or services of any Restricted Business Unit for any of the following entities: TTI/Techtronic; Bosch; Makita; Chervon; Koki; Snap On; Husqvarna; Toro; APEX; Klein; 3M; Norton; Dyson; Home Depot; Lowe’s; Amazon; Wal-Mart; and Ace. For purposes of this Agreement, “Restricted Business Unit” means the products and services of SBD for which Employee had management, planning, research, development, or sales responsibilities any time during the thirty-six (36) month period immediately preceding the termination of Employee’s employment with SBD. For purposes of this Agreement, “Restricted Area” means the geographic areas serviced by any Restricted Business Unit including: (i) the United States; and (ii) the customer locations where any Restricted Business Unit had conducted any business within the three (3) year period immediately preceding Employee’s termination of employment with SBD. Notwithstanding anything in this section to the contrary, this Section 3.4 shall not restrict or limit the practice of law in any manner not permitted by applicable law.

22. You agree that the RCA, as modified by your January 23, 2020 employment agreement and as further modified by Section 21 of this Agreement and General Release, applies to you, is binding upon you and restricts your future activities. You specifically waive all defenses that the restrictions are not triggered or do not apply to you based on the circumstances of your termination.

23. Subject to Section 15 of this Agreement and General Release, you agree that you will not make any disparaging remarks or demeaning comment, of any kind or nature, regarding the Company or any of its officers, directors, agents or employees.

24. You agree to cooperate with the Company, at the Company’s request, in any inquiry, litigation, investigation, or regulatory process involving any of the Released Parties. This Section does not require you to provide only information favorable to the Released Parties; rather, it means that you will provide to the Company truthful and accurate information as requested of you, to the extent such information is within your possession, custody, or control. The Company will reimburse you for reasonable and documented out of pocket expenses for travel and lodging incurred in connection with your cooperation under this Section.

25. You understand and agree that the Company makes no representations as to the tax consequences of any consideration or benefits provided hereunder (including, without limitation, under Section 409A of the Internal Revenue Code, if applicable), and that you are solely responsible for all income, excise or other taxes, including any penalties and interest, imposed on you with respect to the consideration and other benefits provided to you.

26. You acknowledge and agree that you:

a.	Have carefully read and fully understand all of the provisions of this Agreement and General Release.

b.

Are releasing the Company and the other Released Parties from claims, including claims you may have against them arising out of or relating to your employment or termination of your employment, including but not limited to any claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.), and any amendments thereto (“the Age Discrimination in Employment Act”).

c.	Understand that claims under the Age Discrimination in Employment Act that arise after the date of this Agreement and General Release are not released.

d.	Voluntarily agree to all terms in this Agreement and General Release.

e.	Knowingly intend to be bound by this Agreement and General Release.

f.	Were and hereby are advised to consider the terms of this Agreement and General Release and consult with an attorney of your choice prior to signing this Agreement and General Release.

g.

Have been given a period of at least twenty-one (21) days within which to consider this Agreement and General Release. You agree that any changes to this Agreement and General Release, whether material or immaterial, will not restart that twenty-one day period.

h.

You understand that you may revoke this Agreement and General Release for a period of seven calendar days following the day you execute it and that this Agreement and General Release will become effective and enforceable when such revocation period has expired. Any revocation must be submitted in writing and delivered, or mailed by certified mail, within seven calendar days of your execution of this Agreement and General Release, to the Corporate Vice President, Labor & Employee Relations, Stanley Black & Decker, Inc., 700 Stanley Drive, New Britain, CT 06053, and state, “I hereby revoke my acceptance of our Agreement and General Release.”

27. In the event that any Party brings an action against any other Party hereto based on any Claim released by this Agreement and General Release, the Party defending such Claim may plead this Agreement and General Release in bar to any such action. The Parties further acknowledge that the remedies at law for a breach or threatened breach of any of the provisions of this Agreement and General Release would be inadequate; in recognition of this fact, the Parties agree that in the event of a breach or threatened breach of this Agreement and General Release, in addition to any remedies at law, a Party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available.

28. This Agreement and General Release is made in the State of Connecticut and shall be interpreted under the laws of such state. If any portion of this Agreement and General Release is declared illegal or unenforceable and cannot be modified to be enforceable, the rest of this Agreement and General Release shall remain in full force and effect.

29. Each of the Parties hereby waives trial by jury in any action or proceeding to which you and the Company may be Parties, arising out of or in any way pertaining to this Agreement and General Release. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties hereto. This waiver is knowingly, willingly, and voluntarily made by each of the Parties.

30. This Agreement and General Release may not be modified, altered or changed except by you and the Company in a writing that specifically references this Agreement and General Release.

31. This Agreement and General Release sets forth the entire agreement between you and the Company, and fully supersedes any prior agreements or understandings between us, regarding the subject matter hereof. You have not relied on any representations or statements made by or on behalf of the Company with regard to the subject matter hereof that are not contained in this Agreement and General Release.

YOU HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND GENERAL RELEASE AND DESIRE TO ENTER INTO THIS AGREEMENT. THE TERMS OF THIS AGREEMENT AND GENERAL RELEASE ARE THE PRODUCT OF MUTUAL NEGOTIATION AND COMPROMISE BETWEEN THE COMPANY AND YOU; YOU UNDERSTAND THAT THIS AGREEMENT AND GENERAL RELEASE SETTLES, BARS, AND WAIVES ANY AND ALL CLAIMS THAT YOU HAVE OR COULD POSSIBLY HAVE AGAINST THE RELEASED PARTIES. YOU HAVE BEEN AFFORDED AT LEAST 21 DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE AND HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY. HAVING SUBSEQUENTLY ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE CONSIDERATION SET FORTH IN THIS AGREEMENT AND GENERAL RELEASE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST THE RELEASED PARTIES.

You and the Company now voluntarily and knowingly execute this Agreement and General Release.

/s/ Jeffery D. Ansell
Jeffery D. Ansell

Signed this 4th day of February, 2022.

STANLEY BLACK & DECKER, INC.:

By:	/s/ Janet M. Link
Janet M. Link
Senior Vice President, General Counsel
and Secretary

Signed this 4th day of February, 2022.